MENTOR AUTHORIZES ADDITIONAL 5 MILLION SHARES FOR
REPURCHASE AND DECLARES $0.18 PER SHARE DIVIDEND

•         Announces Retirement of Two Members of Board of Directors

SANTA BARBARA, California, March 6, 2006 - Mentor Corporation (NYSE:MNT), a leading supplier of medical products in the United States and internationally, today announced that its Board of Directors has authorized an additional 5 million shares for its repurchase program of Mentor common stock, and has also declared a dividend of $0.18 per share of Mentor common stock for the fourth quarter of fiscal year 2006, payable April 21, 2006 to shareholders of record as of March 31, 2006.

Mentor announced that its Board of Directors had authorized an additional 5 million shares available for repurchase under its repurchase program of Mentor common stock.  As of December 31, 2005, the Company reported that it had 51.8 million shares of fully-diluted common stock outstanding, including 5.1 million shares that would result from the conversion of the Company's convertible notes.

"We are focused on executing our strategy for long-term growth while at the same time providing appropriate returns for our shareholders," commented Joshua H. Levine, President and Chief Executive Officer of Mentor Corporation.  "I am pleased that we have the financial flexibility to have one of the highest dividends in our sector and increase our share repurchases while still having the ability to pursue opportunities to enhance our long-term success."

In addition, the Company announced that Eugene G. Glover, 62 years old, and Dr. Richard M. Young, 78 years old, have retired from Mentor's Board of Directors.

"Gene Glover's contributions as a founder of Mentor and a Board member helped provide Mentor a 36-year track record of success.  Dick Young's longstanding service to Mentor as a Board member helped shape our achievements as a leader in the markets we serve," commented Joseph E. Whitters, Chairman of the Board of Directors of Mentor Corporation.  "We are grateful for Gene's and Dick's service to Mentor and wish them the best in their well-earned retirement."

Mr. Glover was one of Mentor's three founders in 1969 and has served continuously as a Board member since the Company's founding.  He held the position of Vice President, Engineering from 1969 to 1986.  In October 2000, he was appointed Senior Vice President, Advanced Development.  He retired as an employee of the Company as of August 31, 2004.

Dr. Young has served as a member of Mentor's Board of Directors since 1990.  He was Chairman and Chief Executive Officer of Mentor O & O, Inc. from April 1985 until its purchase by the Company in 1990.  Following its purchase by the Company, Dr. Young served as a consultant to the Company until 1992.

With the retirement of Mr. Glover and Dr. Young, Mentor's Board of Director's has seven members, with six members serving as independent directors.  As of March 6, 2006, Mentor's Corporate Governance Quotient (CGQ®) was rated to have outperformed 100% of Standard & Poor 600 companies and 99.5% of companies in the Health Care Equipment & Services group.   Corporate Governance Quotient (CGQ®), a corporate governance rating system provided by Institutional Shareholder Services on over 7,500 companies worldwide, evaluates the strengths, deficiencies and risks of a company's corporate governance practices and board of directors.

As part of the Company's share repurchase program, on March 2, 2006, Mr. Glover and Dr. Young agreed to sell to Mentor a combined total of approximately 950,000 shares of Mentor common stock at $43 per share, a 3% discount from the closing market price quoted on the New York Stock Exchange of $44.37 on March 2, 2006.  Taking this into account, the Company has approximately 5.3 million shares remaining under its repurchase program.  The additional 5 million shares available for repurchase are subject to limitations set forth in the Company's credit agreement previously entered into on May 26, 2005, which provides that the aggregate consideration for repurchase of such shares during any four consecutive quarters cannot exceed the Company's consolidated net income, less dividends paid, for the four most recent trailing quarters.

About Mentor Corporation

Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global healthcare market.  The Company develops, manufactures and markets innovative, science-based products for the aesthetics, urologic specialties and clinical and consumer healthcare markets around the world.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us.  Forward-looking statements in this press release include those statements related to the Company's announcement that it may repurchase its shares in the future, the "strategy for long-term growth", "providing appropriate returns for our shareholders", and "pursue opportunities to enhance Mentor's long-term success."  These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time.  Such information is subject to change, and we will not necessarily inform you of such changes.  These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

The Securities and Exchange Commission filings of Mentor, including, without limitation, its Annual Reports on Form 10-K, subsequent quarterly reports on Form 10-Q, and recent Current Reports on Form 8-K, discuss important risk factors that could contribute to such differences or otherwise affect its business, results of operations and financial condition.  Mentor undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Contact:

Mentor Corporation
Peter R. Nicholson
Vice President, Corporate Development
(805) 879-6082

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